Exhibit 10.31

FY13 Executive Annual Incentive Plan

Plan 2 - Vice President, Senior Vice President,

Executive Vice President, & Group President

This Annual Incentive Plan (“Plan”) of Symantec Corporation (“Symantec”) is effective as of March 31, 2012. The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.

FY13 Executive Annual Incentive Compensation Plan

Job Category:	Vice President, Senior Vice President, Executive Vice President, Group President

Purpose:	Provide critical focus on specific, measurable corporate and division goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:	The target incentive bonus, expressed as a percentage of base salary, is determined based on the executive’s position. Annual base salary has been established at the beginning of the fiscal year. Bonuses will be calculated based on actual base salary earnings from time of eligibility under the Plan through March 29, 2013. (Base salary earnings for the purpose of this Plan do not include any PTO accrual payments.) Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The annual incentive bonus will be paid once annually. Payment will be made within six weeks after the end of the fiscal year but in the event the amount cannot be calculated within such six weeks in no event may payments be made later than 2-1/2 (two and a half) months after the end of the fiscal year. Payments made pursuant to this Plan are at the sole discretion of the Administrator of the Plan.

Components:	Three performance metrics will be used in the determination of the annual incentive bonus payment as determined by the Administrator. The Company’s reported numbers are based on GAAP Corporate Revenue and non-GAAP EPS results. The Individual Performance metric is evaluated based on the individual’s Victory Plan results. The President & CEO and the Board of Directors reserve the right to determine final payout level for the individual performance metric.

Metric	Weighting
Corporate Revenue	50%
Corporate Earnings per Share	20%
Individual Performance/Victory Plan Results	30%

Achievement Schedule:	An established threshold must be exceeded for each of the applicable performance metrics before the portion of the bonus applicable to such performance metric will be paid. All three metrics are capped.

Pro-ration:	The calculation of the annual incentive bonus will be determined, in part, based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days the participant is actively employed as a regular status employee of Symantec during the fiscal year. If a participant takes a leave of absence from the Company during the fiscal year, any payments received by the participant as an income protection benefit will not be counted toward base salary earnings for the purpose of bonus calculations.

Eligibility:	Participants must be regular status employees on the day bonus checks are distributed to earn the bonus. If the company grants an interim payment for any reason, the Participant must be a regular status employee at the end of the fiscal year in order to receive such payment. Ongoing contributions toward the Company’s overall success, particularly toward year end is of particular business importance. As such, a participant who leaves before the end of the fiscal year will not be eligible to earn the annual incentive bonus or any pro-rated portion thereof. The Plan participant must be a regular status employee of Symantec at the end of the fiscal year in order to be eligible to receive the annual incentive bonus and at the time the bonus checks are distributed, unless otherwise determined by the Administrator.

To be eligible to participate in the Plan in the given fiscal year, participants must be in an eligible position for at least 60 days before the end of the Plan year. Employees hired or promoted into an eligible position with less than 60 days in the Plan year will not be eligible to participate in the annual bonus plan until the next fiscal year.

Exchange Rates:	The performance metrics targets will not be adjusted for any fluctuating currency exchange rates.

Target Changes:	In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the revenue or EPS targets of the Company, such as acquisition or purchase of products or technology, the Administrator may at its discretion adjust the revenue and earnings per share metrics to reflect the potential impact upon Symantec’s financial performance.

Restatement of Financial Results:	If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the Plan. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the incentive bonus paid and (ii) the incentive bonus that would have been made had the performance metrics been calculated based on the Company’s financial statements as restated. The Company will not be required to award Participant an additional Payment should the restated financial statements result in a higher bonus calculation.

Plan Provisions:

This Plan is adopted under the Symantec Senior Executive Incentive Plan as amended and restated as of September 22, 2008 and approved by Symantec’s stockholders on September 22, 2008.

This Plan supersedes the FY12 Executive Annual Incentive Plan dated April 2, 2011, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans, nor does it guarantee continued employment for a specified term. Plan structures and participation will be determined on a year-to-year basis.

The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board of Directors reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.

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